Exhibit 99.77(q)(e)(7)

INVESTMENT SUB-ADVISORY AGREEMENT

between

DIRECTED SERVICES LLC

and

INVESCO ADVISERS, INC.

INVESTMENT SUBADVISORY AGREEMENT, effective as of November 18, 2014, between Directed Services LLC (the “Adviser”), a limited liability company duly organized in the State of Delaware, and Invesco Advisers, Inc. (“Subadviser”), a corporation organized and existing under the laws of the State of Delaware.

WHEREAS, the Adviser has entered into an Investment Advisory Agreement effective as of November 18, 2014 (the “Advisory Agreement”), with Voya Partners, Inc. (“Company”), which is engaged in business as an open-end management investment company registered under the Investment Company Act of 1940 (“1940 Act”); and

WHEREAS, the Company is and will continue to be a series fund having one or more investment portfolios, each with its own assets, investment objectives, policies and restrictions; and

WHEREAS, the Company shareholders are and will be (1) separate accounts maintained by insurance companies for variable life insurance policies and variable annuity contracts (the “Policies”) under which income, gains, and losses, whether or not realized, from assets allocated to such accounts are, in accordance with the Policies, credited to or charged against such accounts without regard to other income, gains, or losses of such insurance companies, (2) qualified pension and retirement plans outside the separate account context, and (3) the investment adviser of certain affiliated open-end management investment companies registered under the 1940 Act or any of the Adviser’s affiliates; and

WHEREAS, the Subadviser is engaged principally in the business of rendering investment advisory services and is registered as an investment adviser under the Investment Advisers Act of 1940 (“Advisers Act”); and

WHEREAS, pursuant to authority granted to the Adviser in the Advisory Agreement, the Adviser wishes to retain the Subadviser to furnish investment advisory services to one or more of the series of the Company, and the Subadviser is willing to furnish such services to the Company and the Adviser.

NOW, THEREFORE, in consideration of the premises and mutual promises herein set forth, the parties hereto agree as follows:

1.          Appointment. The Adviser hereby appoints the Subadviser to act as the investment adviser and manager to the series of the Company set forth on Appendix A hereto (collectively, the “Portfolio”) for the period and on the terms set forth in this Agreement. The Subadviser accepts such appointment and agrees to furnish the services herein set forth for the compensation herein provided. To the extent that the Sub-Adviser is not the only person providing investment advisory services to a Series, the term “Series” shall be interpreted for purposes of this Agreement to only include those assets of the Series over which the Sub-Adviser is directed by the Manager to provide investment advisory services.

In the event the Company designates one or more series (other than the Portfolio) with respect to which the Adviser wishes to retain the Subadviser to render investment advisory services hereunder, it shall notify the Subadviser in writing. If the Subadviser is willing to render such services, it shall notify the Adviser in writing, whereupon such series shall become a Portfolio hereunder, and be subject to this Agreement.

2.          Duties of the Subadviser

A.        Investment Subadvisory Services. Subject to the supervision of the Board and the Adviser, the Subadviser shall act as the investment Subadviser and shall supervise and direct the investments of the Portfolio in accordance with its investment objective, policies, and restrictions as provided in the Company’s Prospectus and Statement of Additional Information, as currently in effect and as amended or supplemented from time to time (hereinafter referred to as the “Prospectus”), and such other limitations as the Company may impose by notice in writing to the Subadviser. The Subadviser shall obtain and evaluate such information relating to the economy, industries, businesses, securities markets, and individual securities as it may deem necessary or useful in the discharge of its obligations hereunder and shall formulate and implement a continuing program for the management of the assets and resources of each Portfolio in a manner consistent with each Portfolio’s investment objective, policies, and restrictions, and in compliance with the requirements applicable to registered investment companies under applicable laws and those requirements applicable to both regulated investment companies and segregated asset accounts under Subchapters M and L of the Internal Revenue Code of 1986, as amended (“Code”). To implement its duties, the Subadviser is hereby authorized to:

(i)	buy, sell, exchange, convert, lend, and otherwise trade in any stocks, bonds, and other securities or assets on behalf of each Portfolio; and

(ii)	place orders and negotiate the commissions (if any) for the execution of transactions in securities or other assets with or through such brokers, dealers, underwriters or issuers as the Subadviser may select.

B.        Subadviser Undertakings. In all matters relating to the performance of this Agreement, the Subadviser shall act in conformity with the Company’s Articles of Incorporation, By-Laws, and current Prospectus and with the written instructions and directions of the Board and the Adviser. The Subadviser hereby agrees to:

(i)	regularly (but no less frequently than quarterly) report to the Board and the Adviser (in such form as the Adviser and Subadviser mutually agree) with respect to the implementation of the investment program and, in addition, provide such

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statistical information and special reports concerning the Portfolio and/or important developments materially affecting the investments held, or contemplated to be purchased, by the Portfolio, as may reasonably be requested by the Board or the Adviser and agreed to by the Subadviser, including attendance at Board meetings, as reasonably requested, to present such information and reports to the Board;

(ii)	consult with the Company’s pricing agent regarding the valuation of securities that are not registered for public sale, not traded on any securities markets, or otherwise may be deemed illiquid for purposes of the 1940 Act and for which market quotations are not readily available, provided, however, that the parties understand that the Subadviser is not the pricing agent for the Company or the Portfolio, and that any information provided by Subadviser to the pricing agent is for informational purposes only;

(iii)	provide, subject to any obligations or undertakings to maintain the confidentiality of certain clients names, any and all information, records and supporting documentation about accounts the Subadviser manages that have investment objectives, policies, and strategies substantially similar to those employed by the Subadviser in managing the Portfolio which may be reasonably necessary, under applicable laws, to allow the Company or its agent to present historical performance information concerning the Subadviser’s similarly managed accounts, for inclusion in the Company’s Prospectus and any other reports and materials prepared by the Company or its agent, in accordance with regulatory requirements;

(iv)	establish appropriate personnel contacts with the Adviser and the Company’s Administrator in order to provide the Adviser and Administrator with information as reasonably requested by the Adviser or Administrator; and

(v)	execute account documentation, agreements, contracts and other documents as the Adviser shall be requested by brokers, dealers, counterparties and other persons to execute in connection with its management of the assets of the Portfolio as required under applicable laws rules and regulatory authorities, provided that the Subadviser receives the express agreement and consent of the Adviser and/or the Board to execute such documentation, agreements, contracts and other documents. In such respect, and only for this limited purpose, the Subadviser shall act as the Adviser and/or the Portfolio’s agent and attorney-in-fact.

C.        The Subadviser, at its expense, will furnish: (i) all necessary investment and management facilities and investment personnel, including salaries, expenses and fees of any personnel required for it to faithfully perform its duties under this Agreement; and (ii) administrative facilities, including bookkeeping, clerical personnel and equipment required for it to faithfully and fully perform its duties and obligations under this Agreement.

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D.        The Subadviser shall not be responsible for any of the following expenses of the Company or the its Portfolio:

(i)	Expenses of all audits by the Company’s independent public accountants;

(ii)	Expenses of the Company’s transfer agent(s), registrar, dividend disbursing agent(s), and shareholder recordkeeping services;

(iii)	Expenses of the Company’s custodial services, including recordkeeping services provided by the custodian;

(iv)	Expenses of obtaining quotations for calculating the value of the Portfolio's net assets;

(v)	Expenses of obtaining Portfolio activity reports;

(vi)	Expenses of maintaining the Portfolio’s tax records;

(vii)	Salaries and other compensation of any of the Company’s executive officers and employees;

(viii)	Taxes, if any, levied against the Company or any of its series;

(ix)	Brokerage fees and commissions in connection with the purchase and sale of portfolio securities for the Portfolio;

(x)	Costs, including the interest expenses, of borrowing money for the Portfolio;

(xi)	Costs and/or fees incident to meetings of the Company’s shareholders, the preparation and mailings of prospectuses and reports of the Company to its shareholders, provided that such costs are not incurred due to the actions of the Subadviser, the filing of reports and regulatory bodies, the maintenance of the Company’s existence, and the registration of shares with federal and state securities or insurance authorities;

(xii)	The Company’s legal fees, including the legal fees related to the registration and continued qualification of the Company’s shares for sale;

(xiii)	Costs of printing stock certificates, if any, representing Shares of the Company;

(xiv)	Directors’ fees and expenses of directors of the Company;

(xv)	The Company’s or the Portfolio’s pro rata portion of the fidelity bond required by Section 17(g) of the 1940 Act, or other insurance premiums;

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(xvi)	The Company’s association membership dues, if any;

(xvii)	Extraordinary expenses of the Company as may arise, including expenses incurred in connection with litigation, proceedings and other claims and the legal obligations of the Company to indemnify its directors, officers, employees, shareholders, distributors, and agents with respect thereto; and

(xviii)	The Company’s organizational and offering expenses and, if applicable, reimbursement (with interest) of underwriting discounts and commissions.

E.         The Subadviser will select brokers and dealers to effect all Portfolio transactions subject to the conditions set forth herein. The Subadviser will place all necessary orders with brokers, dealers, or issuers, and will negotiate brokerage commissions if applicable. The Subadviser is directed at all times to seek to execute brokerage transactions for the Portfolio in accordance with such policies or practices as may be established by the Board and the Adviser and described in the current Prospectus as amended from time to time. In placing orders for the purchase or sale of investments for the Portfolio, in the name of the Portfolio or their nominees, the Subadviser shall use its best efforts to obtain for the Portfolio the best execution available including the most favorable price under the circumstances considering all remaining circumstances, and shall maintain records adequate to demonstrate compliance with this requirement.

Subject to the appropriate policies and procedures approved by the Adviser and the Board, the Subadviser may, to the extent authorized by Section 28(e) of the Securities Exchange Act of 1934, cause the Portfolio to pay a broker or dealer that provides brokerage or research services to the Subadviser, an amount of commission for effecting a portfolio transaction in excess of the amount of commission another broker or dealer would have charged for effecting that transaction if the Subadviser determines, in good faith, that such amount of commission is reasonable in relationship to the value of such brokerage or research services provided viewed in terms of that particular transaction or the Subadviser’s overall responsibilities to the Portfolio or its other advisory clients. To the extent authorized by said Section 28(e) and the Adviser and the Board, the Subadviser shall not be deemed to have acted unlawfully or to have breached any duty created by this Agreement or otherwise solely by reason of such action. In addition, subject to seeking the best execution available, the Subadviser may also consider sales of shares of the Portfolio as a factor in the selection of brokers and dealers.

F.         On occasions when the Subadviser deems the purchase or sale of a security to be in the best interest of a Portfolio as well as other clients of the Subadviser, the Subadviser to the extent permitted by applicable laws and regulations, and subject to the Adviser's approval of the Subadviser’s trade aggregation and allocation procedures, may, but shall be under no obligation to, aggregate the orders for securities to be purchased or sold to attempt to obtain a more favorable price or lower brokerage commissions and efficient execution. In such event, allocation of the securities so purchased or sold, as well as the expenses incurred in the transaction, will be made by the Subadviser in the manner the Subadviser

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considers to be the most equitable and consistent with its fiduciary obligations to the Portfolio and to its other clients.

G.        With respect to the provision of services by the Subadviser hereunder, the Subadviser will maintain all accounts, books and records with respect to each Portfolio as are required of an investment adviser of a registered investment company pursuant to the 1940 Act and the Advisers Act and the rules under both statutes.

H.        The Subadviser and the Adviser acknowledge that the Subadviser is not the compliance agent for the Portfolio, and does not have access to all of the Company’s books and records necessary to perform certain compliance testing. However, to the extent that the Subadviser has agreed to perform the services specified in this Agreement, the Subadviser shall perform compliance testing with respect to the Portfolio based upon information in its possession and upon information and written instructions received from the Adviser or the Administrator and shall not be held in breach of this Agreement so long as it performs in accordance with such information and instructions. The Adviser or Administrator shall promptly provide the Subadviser with copies of the Company’s Articles of Incorporation, By-Laws, current Prospectus and any written policies or procedures adopted by the Board applicable to the Portfolio and any amendments or revisions thereto.

I.         The Subadviser will have no duty to vote any proxy solicited by or with respect to the issuers of securities in which assets of the Portfolio are invested unless the Adviser gives the Subadviser written instructions to the contrary. The Subadviser will immediately forward any proxy solicited by or with respect to the issuers of securities in which assets of the Portfolio are invested to the Adviser or to any agent of the Adviser designated by the Adviser in writing.

The Subadviser will make appropriate personnel available for consultation for the purpose of reviewing with representatives of the Adviser and/or the Board any proxy solicited by or with respect to the issuers of securities in which assets of the Portfolio are invested. Upon request, the Subadviser will submit a written voting recommendation to the Adviser for such proxies. In making such recommendations, the Subadviser shall use its good faith judgment to act in the best interests of the Portfolio. The Subadviser shall disclose to the best of its knowledge any conflict of interest with the issuers of securities that are the subject of such recommendation including whether such issuers are clients or are being solicited as clients of the Subadviser or of its affiliates.

J.       Subadviser hereby authorizes Adviser to use the Subadviser’s name, “Invesco” and its brands, including “Van Kampen,” in the Company’s Prospectus, as well as in any advertisement or sales literature used by the Adviser or its agents to promote the Company and/or to provide information to shareholders of the Portfolio. It is understood that the names “Invesco” and “Van Kampen” and any derivative thereof or logos associated with those names are the valuable property of the Subadviser and its affiliates and that the Company and/or the Portfolio shall have the right to use such names (or derivatives or logos), subject to the constraints set forth in this Section 2.J, in offering materials of the

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Company with the prior approval of the Subadviser for so long as the Subadviser is a subadviser to the Company and/or Portfolio. Upon termination of this Agreement, the Company and the Adviser shall as soon as is reasonably possible cease to use such names (or derivative or logos).

During the term of this Agreement, the Adviser shall furnish to the Subadviser at its principal office or such other location identified by the Subadviser to the Adviser all prospectuses, statements of additional information, proxy statements, reports to shareholders, sales literature, or other material prepared for distribution to shareholders of the Company or the public, which refer to the Subadviser or its clients in any way (including under the name “Van Kampen”), prior to the use thereof, and the Adviser shall not use any such materials unless approved by the Subadviser, such approval shall not be unreasonably withheld. The Subadviser shall use reasonable efforts to review any such materials within three business days (or such other time as may be mutually agreed) after receipt thereof. The Adviser shall ensure that materials prepared by employees or agents of the Adviser or its affiliates that refer to the Subadviser or its clients in any way are consistent with the prospectus and those materials previously approved by the Subadviser.

3.          Compensation of Subadviser. For the services provided to each Portfolio, the Adviser will pay the Sub-Adviser an annual fee equal to the amount specified for such Portfolio in Appendix A hereto, payable monthly in arrears and calculated as a percentage of average daily net assets as calculated by the Adviser. The fee will be appropriately prorated to reflect any portion of a calendar month that this Agreement is not in effect among the parties.

4.          Liability of Subadviser. Neither the Subadviser nor any of its directors, officers, employees or agents shall be liable to the Adviser or the Company for any loss or expense suffered by the Adviser or the Company resulting from its acts or omissions as Subadviser to the Portfolio, except for losses or expenses to the Adviser or the Company resulting from willful misconduct, bad faith, or gross negligence in the performance of, or from reckless disregard of, the Subadviser’s duties under this Agreement. Neither the Subadviser nor any of its agents shall be liable to the Adviser or the Company for any loss or expense suffered as a consequence of any action or inaction of other service providers to the Company in failing to observe the instructions of the Adviser, provided such action or inaction of such other service providers to the Company is not a result of the willful misconduct, bad faith or gross negligence in the performance of, or from reckless disregard of, the duties of the Subadviser under this Agreement.

5.          Non-Exclusivity. The services of the Subadviser to the Portfolio[s] and the Company are not to be deemed to be exclusive, and the Subadviser shall be free to render investment advisory or other services to others (including other investment companies) and to engage in other activities, provided however, that the Subadviser may not consult with any other sub-adviser of the Company concerning transactions in securities or other assets for any investment portfolio of the Company, including the Portfolio[s], except that such consultations are permitted between the current and successor sub-advisers of a portfolio in order to effect an orderly transition of sub-advisory duties so long as such consultations are not concerning transactions prohibited by Section 17(a) of the Investment Company Act of 1940, as amended. It is understood and agreed that the directors, officers, and employees of the Subadviser are not prohibited from engaging in

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any other business activity or from rendering services to any other person, or from serving as partners, officers, directors, trustees, or employees of any other firm or corporation, including other investment companies.

6.          Adviser Oversight and Cooperation with Regulators. The Adviser and Subadviser shall cooperate with each other in providing records, reports and other materials to regulatory and administrative bodies having proper jurisdiction over the Company, the Adviser and the Subadviser, in connection with the services provided pursuant to this Agreement; provided, however, that this agreement to cooperate does not apply to the provision of information, reports and other materials which either the Subadviser or Adviser reasonably believes the regulatory or administrative body does not have the authority to request or which is privileged or confidential information of the Subadviser or Adviser or either of their clients.

7.          Records. The records relating to the services provided under this Agreement required to be established and maintained by an investment adviser under applicable law or those required by the Adviser or the Board of Directors for the Subadviser to prepare and provide shall be the property of the Company and shall be under its control; however, the Company shall permit the Subadviser to retain such records (either in original or in duplicate form) as it shall reasonably require. In the event of the termination of this Agreement, such records shall promptly be returned to the Company by the Subadviser free from any claim or retention of rights therein; provided however, that the Subadviser may retain copies thereof. Each party to this Agreement shall keep confidential any nonpublic information concerning the other party’s (or any Subadviser’s) duties hereunder and shall disclose such information only if the non-disclosing party has authorized such disclosure or if such disclosure is expressly required or requested by applicable federal, state or other regulatory authorities.

8.          Duration of Agreement. With respect to each Series identified as a Portfolio on Appendix A hereto as in effect on the date of this Agreement, unless earlier terminated with respect to any Portfolio this Agreement shall continue in full force and effect for two years from the effective date of this Agreement. Thereafter, unless earlier terminated with respect to a Portfolio, the Agreement shall continue in full force and effect with respect to each such Portfolio for periods of one year, provided that such continuance is specifically approved at least annually by (i) the vote of a majority of the Board of Directors of the Company, or (ii) the vote of a majority of the outstanding voting shares of the Portfolio (as defined in the 1940 Act), and provided that such continuance is also approved by the vote of a majority of the Board of Directors of the Company who are not parties to this Agreement or “interested persons” (as defined in the 1940 Act) of the Company or the Adviser, cast in person at a meeting called for the purpose of voting on such approval.

With respect to any Portfolio that is added to Appendix A hereto as a Portfolio after the date of this Agreement, the Agreement shall become effective on the later of (i) the date Appendix A is amended to reflect the addition of such Portfolio as a Portfolio under the Agreement or (ii) the date upon which the shares of the Portfolio are first sold to the public, subject to the condition that the Company’s Board of Directors, including a majority of those Directors who are not interested persons (as such term is defined in the 1940 Act) of the Adviser, and the shareholders of such Portfolio, shall have approved this Agreement. Unless terminated

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earlier as provided herein with respect to any such Portfolio, the Agreement shall continue in full force and effect for a period of two years from the date of its effectiveness (as identified above) with respect to that Portfolio. Thereafter, unless earlier terminated with respect to a Portfolio, the Agreement shall continue in full force and effect with respect to each such Portfolio for periods of one year, provided that such continuance is specifically approved at least annually by (i) the vote of a majority of the Board of Directors of the Company, or (ii) vote of a majority of the outstanding voting shares of such Portfolio (as defined in the 1940 Act), and provided that such continuance is also approved by the vote of a majority of the Board of Directors of the Company who are not parties to this Agreement or “interested persons” (as defined in the 1940 Act) of the Company or the Adviser, cast in person at a meeting called for the purpose of voting on such approval.

9.         Representations of Subadviser. The Subadviser represents, warrants, and agrees as follows:

A.    The Subadviser: (i) is registered as an investment adviser under the Advisers Act and will continue to be so registered for so long as this Agreement remains in effect; (ii) is not prohibited by the 1940 Act or the Advisers Act from performing the services contemplated by this Agreement; (iii) has met, and will continue to meet for so long as this Agreement remains in effect, any other applicable federal or state requirements, or the applicable requirements of any regulatory or industry self-regulatory organization, necessary to be met in order to perform the services contemplated by this Agreement; (iv) has the authority to enter into and perform the services contemplated by this Agreement; and (v) will immediately notify the Adviser of the occurrence of any event that would disqualify the Subadviser from serving as an investment adviser of an investment company pursuant to Section 9(a) of the 1940 Act or otherwise.

B.     The Subadviser has adopted a written code of ethics complying with the requirements of Rule 17j-1 under the 1940 Act and, if it has not already done so, will provide the Adviser and the Company with a copy of such code of ethics, together with evidence of its adoption.

C.     The Subadviser has provided the Adviser and the Company with a copy of its Form ADV as most recently filed with the SEC and hereafter will furnish a copy of its annual amendment to the Adviser.

10.       Provision of Certain Information by Subadviser. The Subadviser will promptly notify the Adviser in writing of the occurrence of any of the following events:

A.     the Subadviser fails to be registered as an investment adviser under the Advisers Act or under the laws of any jurisdiction in which the Subadviser is required to be registered as an investment adviser in order to perform its obligations under this Agreement;

B.      the Subadviser is served or otherwise receives notice of any action, suit, proceeding, inquiry, or investigation, at law or in equity, before or by any court, public board, or body, involving the affairs of the Company;

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C.     the portfolio manager of a Portfolio changes or there is otherwise a “change in control” (as that phrase is interpreted under the 1940 Act and the Advisers Act) or management of the Subadviser.

11.       Provision of Certain Information by the Adviser. The Adviser will promptly notify the Subadviser in writing of the occurrence of any of the following events:

A.     the Adviser fails to be registered as an investment adviser under the Advisers Act or under the laws of any jurisdiction in which the Adviser is required to be registered as an investment adviser in order to perform its obligations under this Agreement;

B.     the Adviser is served or otherwise receives notice of any action, suit, proceeding, inquiry, or investigation, at law or in equity, before or by any court, public board, or body, involving the affairs of the Company;

C.     a controlling stockholder of the Adviser changes or there is otherwise an actual change in control or management of the Adviser.

12.       Termination of Agreement. Notwithstanding the foregoing, this Agreement may be terminated at any time with respect to a Portfolio, without the payment of any penalty, by vote of the Board or by a vote of a majority of the outstanding voting securities of such Portfolio on 60 days prior written notice to the Subadviser. This Agreement may also be terminated by the Adviser: (i) on at least 120 days prior written notice to the Subadviser, without the payment of any penalty; (ii) upon material breach by the Subadviser of any of the representations and warranties, if such breach shall not have been cured within a 20-day period after notice of such breach; or (iii) if the Subadviser becomes unable to discharge its duties and obligations under this Agreement. The Subadviser may terminate this Agreement at any time, without the payment of any penalty, on at least 90 days prior notice to the Adviser. This Agreement shall terminate automatically in the event of its assignment or upon termination of the Advisory Agreement between the Company and the Adviser.

13.       Use of Agents. In rendering the services required under this Agreement, the Subadviser may, from time to time, employ, delegate or associate with itself such affiliated or unaffiliated person or persons as it believes necessary to assist it in carrying out its obligations under this Agreement. The Subadviser may not retain, employ or associate itself with any company that would be an “investment adviser,” as that term is defined in the 1940 Act, to the Portfolio unless the contract with such company is approved by a majority of the Company’s Board and a majority who are not parties to any agreement or contract with such company and who are not “interested persons,” as defined in the 1940 Act, of the Company, the Adviser, or the Subadviser, or any such company, and is approved by the vote of a majority of the outstanding voting securities of the applicable Portfolio of the Company to the extent required by the 1940 Act. The Subadviser shall be responsible for making reasonable inquiries and for reasonably ensuring that no associated person of the Subadviser, or of any company that the Subadviser has retained, employed, or with which it has associated with respect to the investment management of the Portfolio, to the best of the Subadviser’s knowledge, had in any material connection with the handling of assets:

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(i)          been convicted, in the last ten (10) years, of any felony or misdemeanor arising out of conduct involving embezzlement, fraudulent conversion, or misappropriation of funds or securities, involving violations of Sections 1341, 1342, or 1343 of Title 18, United States Code, or involving the purchase or sale of any security; or

(ii)         been found by any state regulatory authority, within the last ten (10) years, to have violated or to have acknowledged violation of any provision of any state insurance law involving fraud, deceit, or knowing misrepresentation; or

(iii)        been found by any federal or state regulatory authorities, within the last ten (10) years, to have violated or to have acknowledged violation of any provision of federal or state securities laws involving fraud, deceit, or knowing misrepresentation.

14.       Amendment of Agreement. No provision of this Agreement may be changed, waived, discharged, or terminated orally, but only by an instrument in writing signed by the party against which enforcement of the change, waiver, discharge, or termination is sought, and no material amendment of this Agreement shall be effective until approved by vote of a majority of the Independent Directors cast in person at a meeting called for the purpose of such approval.

15.       Use of Names.

A.     It is understood that the name “Directed Services LLC” or any trademark, trade name, service mark, or logo, or any variation of such trademark, service mark, or logo of the Adviser or its affiliates, including but not limited to the mark “Voya™” (collectively, the “Voya Marks”) is the valuable property of the Adviser and/or its affiliates, and that the Subadviser has the right to use such Voya Marks only with the prior written consent of the Adviser and only so long as the Subadviser is a sub-adviser to the Company and/or the Series. In the event that the Subadviser is no longer the Subadviser to the Company and/or the Series, or upon the termination of the Advisory Agreement between the Company and the Adviser without its replacement with another agreement, or the earlier request of the Adviser, the Subadviser shall, as soon as is reasonably possible, discontinue all use of the Voya Marks.

B.     It is understood that the name “Invesco Advisers, Inc.,” or any trademark, trade name, service mark, or logo, or any variation of such trademark, trade name, service mark, or logo of the Subadviser or its affiliates (collectively, the “Invesco Marks”) are the valuable property of the Subadviser and its affiliates and that the Company and/or the Series have the right to use such Invesco Marks in the names of the Series and in offering materials of the Company only with the approval of the Subadviser and only for so long as the Subadviser is a sub-adviser to the Company and/or the Series. In the event that the Subadviser is no longer the Sub-Adviser to the Company and/or the Series, or upon the termination of the Advisory Agreement between the Company and the Adviser without its

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replacement with another agreement, or the earlier request of the Subadviser, the Adviser shall, as soon as is reasonably possible, discontinue all use of the Invesco Marks.

16.       Miscellaneous.

A.   Governing Law. This Agreement shall be construed in accordance with the laws of the State of Maryland, without giving effect to the conflicts of laws principles thereof, and with the 1940 Act. To the extent that the applicable laws of the State of Maryland conflict with the applicable provisions of the 1940 Act, the latter shall control.

B.   Captions. The Captions contained in this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect.

C.    Entire Agreement. This Agreement represents the entire agreement and understanding of the parties hereto and shall supersede any prior agreements between the parties concerning management of the Portfolio and all such prior agreements shall be deemed terminated upon the effectiveness of this Agreement.

D.    Interpretation. Nothing herein contained shall be deemed to require the Company to take any action contrary to its Articles of Incorporation, By-Laws, or any applicable statutory or regulatory requirement to which it is subject or by which it is bound, or to relieve or deprive the Board of its responsibility for and control of the conduct of the affairs of the Company.

E.    Definitions. Any question of interpretation of any term or provision of this Agreement having a counterpart in or otherwise derived from a term or provision of the 1940 Act shall be resolved by reference to such term or provision of the 1940 Act and to interpretations thereof, if any, by the United States courts or, in the absence of any controlling decision of any such court, by rules, releases or orders of the SEC validly issued pursuant to the Act. As used in this Agreement, the terms “majority of the outstanding voting securities,” “affiliated person,” “interested person,” “assignment,” “broker,” “investment adviser,” “net assets,” “sale,” “sell,” and “security” shall have the same meaning as such terms have in the 1940 Act, subject to such exemptions as may be granted by the SEC by any rule, release or order. Where the effect of a requirement of the federal securities laws reflected in any provision of this Agreement is made less restrictive by a rule, release, or order of the SEC, whether of special or general application, such provision shall be deemed to incorporate the effect of such rule, release, or order.

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IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their duly authorized signatories as of the date and year first above written.

Directed Services LLC

By:	/s/ Todd Modic
Todd Modic
Vice President

Invesco Advisers, Inc.

By:	/s/ Brian Thorp
Brian Thorp
(Title) Vice President

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APPENDIX A

to

INVESTMENT SUBADVISORY AGREEMENT

between

Directed Services LLC

and

INVESCO ADVISERS, INC.

Portfolios	Annual Subadviser Fee (as a percentage of average daily net assets)

VY® Invesco Equity and Income Portfolio	0.200% on all assets

VY® Invesco Comstock Portfolio	0.350% on the first $1 billion; and 0.285% on assets over $1 billion

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